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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Desert Community Bank

(Name of Issuer)

Common Stock, no par value

(Title of Class of Securities)

25037Y109

(Cusip Number)

July 27, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☒ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Person Authorized to Receive Notices and Communications:

Taylor H. Wilson, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5615

13G
CUSIP No. 25037Y109			Page 2 of 21

1.	Name of Reporting Person: WS Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 116,333

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 116,333

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 116,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.0%

12.	Type of Reporting Person: HC

13G
CUSIP No. 25037Y109			Page 3 of 21

1.	Name of Reporting Person: WS Capital Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 116,333

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 116,333

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 116,333

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.0%

12.	Type of Reporting Person: IA

13G
CUSIP No. 25037Y109			Page 4 of 21

1.	Name of Reporting Person: Walker Smith Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 9,173

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 9,173

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 9,173

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.3%

12.	Type of Reporting Person: PN

13G
CUSIP No. 25037Y109			Page 5 of 21

1.	Name of Reporting Person: Walker Smith Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 49,062

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 49,062

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 49,062

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.7%

12.	Type of Reporting Person: PN

13G
CUSIP No. 25037Y109			Page 6 of 21

1.	Name of Reporting Person: Walker Smith International Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 58,098

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 58,098

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 58,098

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.0%

12.	Type of Reporting Person: CO

13G
CUSIP No. 25037Y109			Page 7 of 21

1.	Name of Reporting Person: WSV Management, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 31,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 31,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 31,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.1%

12.	Type of Reporting Person: IA

13G
CUSIP No. 25037Y109			Page 8 of 21

1.	Name of Reporting Person: WS Ventures Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 31,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 31,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 31,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.1%

12.	Type of Reporting Person: HC

13G
CUSIP No. 25037Y109			Page 9 of 21

1.	Name of Reporting Person: WS Opportunity Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 8,900

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 8,900

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 8,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.3%

12.	Type of Reporting Person: PN

13G
CUSIP No. 25037Y109			Page 10 of 21

1.	Name of Reporting Person: WS Opportunity Fund (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 11,000

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 11,000

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%

12.	Type of Reporting Person: PN

13G
CUSIP No. 25037Y109			Page 11 of 21

1.	Name of Reporting Person: WS Opportunity Fund International, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 11,900

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 11,900

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.4%

12.	Type of Reporting Person: CO

13G
CUSIP No. 25037Y109			Page 12 of 21

1.	Name of Reporting Person: Reid S. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 148,133

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 148,133

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 148,133

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.0%

12.	Type of Reporting Person: HC

13G
CUSIP No. 25037Y109			Page 13 of 21

1.	Name of Reporting Person: G. Stacy Smith		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 148,133

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 148,133

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 148,133

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.0%

12.	Type of Reporting Person: HC

13G
CUSIP No. 25037Y109			Page 14 of 21

1.	Name of Reporting Person: Patrick P. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☒

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States of America

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 31,800

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 31,800

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 31,800

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.1%

12.	Type of Reporting Person: HC

CUSIP No. — 25037Y109	Page 15 of 21

     This Schedule 13G relates to the shares of common stock, no par value (“Common Stock”), of Desert Community Bank, a California corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), and (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”). WSC Management is the general partner of each of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”). WSVM is the general partner of each of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)	Name of Issuer:

Desert Community Bank

Item 1(b)	Address of Issuer’s Principal Executive Offices:

12530 Hesperia Road Victorville, California 92323

Item 2(a)	Names of Persons Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Offices:

300 Crescent Court, Suite 880 Dallas, Texas 75201

Item 2(c)	Citizenship:

See Item 4 of each cover page.

Item 2(d)	Title of Class of Securities:

Common Stock, no par value

CUSIP No. — 25037Y109	Page 16 of 21

Item 2(e)	CUSIP Number:

25037Y109

Item 3 Status of Persons Filing:

(a) [ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b) [ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) [ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) [ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) [ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f) [ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g) [ ]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h) [ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

(a)	Reid S. Walker and G. Stacy Smith are the beneficial owners of 148,133 shares of Common Stock, which includes (i) 116,333 shares of Common Stock beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 31,800 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 31,800 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

WS Capital and WSC Management are the beneficial owners of 116,333 shares of Common Stock, which includes (i) 9,173 shares beneficially owned by WSC, (ii) 49,062 shares beneficially owned by WSCQP and (iii) 58,098 shares beneficially owned by WS International.

WSV and WSVM are the beneficial owners of 31,800 shares of Common Stock, which includes (i) 8,900 shares beneficially owned by WSO, (ii) 11,000 shares beneficially owned by WSOQP and (iii) 11,900 shares beneficially owned by WSO International.

(b)	Percent of class:

See Item 11 of each cover page.

CUSIP No. — 25037Y109	Page 17 of 21

(c)	Number of shares as to which each person has:

(i)	sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSC Management’s clients.

WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV’s clients.

CUSIP No. — 25037Y109	Page 18 of 21

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. — 25037Y109	Page 19 of 21

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 2, 2004
WS CAPITAL, L.L.C.
	By:	/s/ Reid S. Walker Reid S. Walker, Member
WS CAPITAL MANAGEMENT, L.P.
	By:	WS Capital, L.L.C., its general partner
	By:	/s/ Reid S. Walker Reid S. Walker, Member
WALKER SMITH CAPITAL, L.P.
	By:	WS Capital Management, L.P., its general partner
	By:	WS Capital, L.L.C., its general partner
	By:	/s/ Reid S. Walker Reid S. Walker, Member
WALKER SMITH CAPITAL (Q.P.), L.P.
	By:	WS Capital Management, L.P., its general partner
	By:	WS Capital, L.L.C., its general partner
	By:	/s/ Reid S. Walker Reid S. Walker, Member

CUSIP No. — 25037Y109	Page 20 of 21

WALKER SMITH INTERNATIONAL FUND, LTD.
By:	WS Capital Management, L.P., its agent and attorney-in-fact
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WSV MANAGEMENT, L.L.C.
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS VENTURES MANAGEMENT, L.P.
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS OPPORTUNITY FUND, L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS OPPORTUNITY FUND (Q.P.), L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member

CUSIP No. — 25037Y109	Page 21 of 21

WS OPPORTUNITY FUND INTERNATIONAL, LTD.

By:	WS Ventures Management, L.P., its agent and attorney-in-fact

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

/s/ Reid S. Walker REID S. WALKER
/s/ G. Stacy Smith G. STACY SMITH
/s/ Patrick P. Walker PATRICK P. WALKER

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated August 2, 2004, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker.

EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of Desert Community Bank, a California corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 2, 2004.

WS CAPITAL, L.L.C.
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS CAPITAL MANAGEMENT, L.P.
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WALKER SMITH CAPITAL, L.P.
By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WALKER SMITH CAPITAL (Q.P.), L.P.
By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.
By:	WS Capital Management, L.P., its agent and attorney-in-fact
By:	WS Capital, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WSV MANAGEMENT, L.L.C.
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS VENTURES MANAGEMENT, L.P.
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS OPPORTUNITY FUND, L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member
WS OPPORTUNITY FUND (Q.P.), L.P.
By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.
By:	WS Ventures Management, L.P., its agent and attorney-in-fact
By:	WSV Management, L.L.C., its general partner
By:	/s/ Reid S. Walker Reid S. Walker, Member

/s/ Reid S. Walker REID S. WALKER
/s/ G. Stacy Smith G. STACY SMITH
/s/ Patrick P. Walker PATRICK P. WALKER